STREAM
CAPITAL PARTNERS

EXCLUSIVE AUTHORIZATION OF SALE

In consideration of the following agreements and of the efforts of STREAM Capital Partners, LLC (SCP) to secure a buyer for the property and improvements described below ("Property"), the undersigned ("Principal") hereby grants SCP the exclusive right to sell the Property for a period beginning on February 23, 2023 and ending on August 22, 2023 under the following terms:

Property(s) Name, address: Ethema Health Corporation
950 Evernia Street, West Palm Beach, FL

SALE PRICE - $9,568,000 or such an amount as Principal may accept.

Principal warrants that it owns the Property and has authority to execute this agreement and grant to SCP the exclusive right to sell the Property for the period provided herein. In the event the Property or any portion thereof is sold or disposed of during the term of this Agreement or any extensions thereof, Principal agrees to furnish satisfactory evidence of good title and such documentation as may be necessary to consummate the transaction. Principal shall provide SCP with such documents relating to the transaction, including drafts and executed copies of the contract for sale of the Property, as SCP may reasonably request. Principal agrees to cooperate with SCP in effecting a transaction for the subject property and immediately refer all inquiries related to the subject to SCP.

Principal agrees to pay Broker, or Broker may retain from any proceeds, deposits, payments or other funds paid by buyer arising from such sale or other transaction, a real estate brokerage commission as stipulated in the Commission Scheduled as set forth herein if, during the Term of this Agreement (a) the Property or any interest therein is sold, transferred or conveyed by or through Broker, Seller or any other person or entity; or (b) a purchaser is procured by or through Broker, Seller, or any other person or entity who is ready, willing and able to purchase the Property or any interest therein on the terms and conditions set forth herein or on any other terms and conditions acceptable to the Seller; or (c) any contract for the sale, transfer or conveyance of the Property or any interest therein, including without limitation the granting of an option or right of first refusal, is made directly or indirectly by the Seller. It is further agreed that Seller shall pay a real estate brokerage commission as stipulated in the Commission Schedule as set forth herein, if within one hundred twenty (120) days from the termination of the Agreement, Seller or any affiliate thereof enters into a contract with (i) any person or entity pursuant to the provisions set forth in subparagraphs (a), (b) or (c) of this paragraph; or (ii) any person or entity that submitted a written offer to purchase the Property during the Term of this Agreement, whether submitted by or through Broker, or by or through Seller; or (iii) any person or entity that Broker negotiated with during the Term of Agreement and whom Broker has submitted a formal list, in writing, to Seller within fifteen (15) calendar days after the expiration of the Term of Agreement, or (iv) any person or entity that Seller negotiated with during the Term of Agreement, whether submitted in writing to Broker or not.

In the event the Property is removed from the market due to the opening of an escrow or acceptance of an offer to purchase the Property during the Term of this agreement, or any extension thereof, and the transaction is not consummated for any reason then, in that event, the Term of this agreement shall be extended for a period of time equal to the number of days that the escrow had been opened and/or the Property had been removed from the market, whichever is longer, provided that, in no event shall such extension(s) exceed one hundred eighty (180) calendar days in the aggregate.

No amendment or alterations in the terms hereof with respect to the amount of commission or to the time of payment of commission shall be valid or binding unless made in writing and signed by Principal and SCP. Except for acts of negligence, Principal agrees to indemnify and save harmless SCP, its officers and agents, against any and all actions, claims, damages and liabilities relating to damage or injury to person or property resulting from or occurring on or about the Property. This agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, transferees, successors and assigns of the parties hereto.

In the event of any dispute or disagreement concerning any subject of this Agreement which specifically references arbitration, including the interpretation of any related Agreement provision or term and the determination of whether such a dispute or disagreement exists, the matter shall be resolved by arbitration in Chicago, Illinois and in accordance with the rules of the American Arbitration Association, provided, however, that Agent reserves the right to proceed judicially against Principal for failure to pay commission. The member or members of the Arbitration Panel (who will have a minimum of ten (10) years of commercial real estate experience) shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of sixty (60) days after the appointment of the members of the Arbitration Panel. The prevailing party in the arbitration proceeding shall be entitled to recover from the non-prevailing party its expenses, including the costs of the arbitration proceeding, and reasonable attorney's fees.

Internal Revenue Code Section 1445 requires certain escrow requirements for any property sales to foreign individuals or entities. SCP recommends Principal consult their tax advisor in order to comply with the code. The parties hereto acknowledge that it is illegal for either Principal or SCP to refuse to display or to sell the Property to any person because of race, color, religion, national origin, sex or physical disability.

In the event that the Property comes under the jurisdiction of a bankruptcy court, Principal shall immediately notify SCP of the same, and shall promptly take all steps necessary to obtain court approval of SCP's appointment, unless SCP shall elect to terminate this Agreement upon said notice.

FEE SCHEDULE

Broker shall be paid an advisory fee, per the following schedule below:

The STREAM Capital Partners' transaction team specified below will receive a fee of 3.00% of total sale price upon closing.

STREAM Capital Partners – Specified Transaction Team:

Jonathan Wolfe, Krupa Shah, and Jeff Lizzo

COMPANY: Ethema Health Corporation

NAME: Shawn Leon

SIGNATURE: ______________________

TITLE: President

DATE: February 27, 2023

ADDRESS: 950 Evernia Street
West Palm Beach, Florida 33401

COMPANY: STREAM CAPITAL PARTNERS, LLC
FL - #CQ1065459

NAME: Jonathan M. Wolfe

SIGNATURE: DocuSigned by: Jonathan Wolfe

TITLE: Managing Principal

DATE: 2/27/2023

ADDRESS: 4201 W. Irving Park Rd., Chicago, IL